Exhibit 99.1

Accentia Reports on Multiple Sclerosis Study:

Revimmune® Shows Unprecedented Results in

Reducing Disability and Improving Functions

TAMPA, FLORIDA – June 17, 2008 – Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) announced today that researchers from Johns Hopkins University have published encouraging results from a two-year study evaluating the treatment of aggressive relapsing-remitting multiple sclerosis with Revimmune™, Accentia’s patent-pending, novel usage of an approved chemotherapeutic drug (cyclophosphamide) in an ultra-high dose, pulsed intravenous administration for four hours daily over four days. Administered in this fashion, cyclophosphamide acts as a unique stem-cell sparing myeloablative which can reboot the immune system in order to delete the autoimmunity. Furthermore, Revimmune is believed to be the first therapy in development for multiple sclerosis that proposes the restoration of neurological function with the potential to eliminate the autoimmunity.

The article titled “Reduction of Disease Activity and Disability with High-Dose Cyclophosphamide in Patients with Aggressive Multiple Sclerosis” was published in the Archives of Neurology. It concludes that Revimmune was safe and well-tolerated in patients, and that the therapy resulted in a pronounced reduction in disease activity and disability after treatment which was sustained during the course of follow-up for approximately two years. In contrast, existing approved therapies for the treatment of multiple sclerosis are only intended to slow progression of the disease, not improve the patient’s functional status.

According to one of the study’s authors, Dr. Douglas Kerr of Johns Hopkins University, “I believe our preliminary results in treating MS with Revimmune are unprecedented with an average functional score improvement of about 40% in these patients who were tracked for two years after receiving therapy with sustained restoration of their functional improvement. Of those nine patients, eight of them had failed other therapies, and during the course of follow-up, five of them had no signs of disease activity, and the other four showed dramatic improvement over the course of follow-up. We look forward to working closely with Accentia’s team to advance Revimmune into a definitive phase 3 clinical trial, initially for refractory MS, but ultimately targeting a host of other autoimmune diseases as well.”

The full article can be accessed at:

http://archneur.ama-assn.org/cgi/reprint/65.8.noc80042v1.pdf

A correspondent for the Reuters news organization, Will Dunham, reported on these findings in an article titled “New Approach Promising Against Multiple Sclerosis”, which can be accessed at: http://www.reuters.com/article/latestCrisis/idUSN09228052

Revimmune therapy consists of an ultra-high intensity, short-course, intravenous formulation of cyclophosphamide. It is believed that Revimmune “reboots” a patient’s immune system, thereby typically eliminating the autoimmunity. The “rebooting” process is achieved because Revimmune eliminates the cells causing the autoimmunity and spares the stem cells in the bone marrow. These surviving stem cells are then able to repopulate a restored, uncompromised immune system.

Accentia has filed a pre-IND submission with the FDA for the commencement of a Phase 3 trial, and the Company is preparing to file an IND later this year. Based on initial discussions with the FDA, the Company anticipates that the primary endpoint for this planned study will be the recovery of lost functions in multiple sclerosis patients.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. (Nasdaq: ABPI) is committed to building significant value for its stockholders through the commercialization of patent-protected disruptive healthcare technologies designed to be positioned as leading products for the treatment of a broad range of chronic, debilitating and life-threatening diseases including respiratory, autoimmune and cancer indications. The Company generated more than $18 million in revenues in fiscal-year 2007, primarily based on sales of its marketed specialty pharmaceutical products and its analytical consulting business serving biopharmaceutical clients.

Accentia is advancing a portfolio of potential blockbuster drug candidates which target multi-billion dollar market opportunities. These late-stage products include: BiovaxID®, a novel anti-idiotype cancer vaccine for the treatment of B-cell malignancies including indolent follicular non-Hodgkin’s lymphoma; Revimmune™, a novel ultra-high-dose formulation of a previously approved chemotherapeutic agent expected to show utility in the treatment of up to 80 autoimmune diseases, with an initial focus on multiple sclerosis; and SinuNase™, a novel formulation of a previously approved anti-fungal for the topical, intranasal treatment of chronic sinusitis.

Accentia’s interest in BiovaxID is based on its majority ownership stake in Biovest International, Inc. (OTCBB: BVTI), and Accentia also maintains a royalty interest in Biovest’s biologic products. Accentia is a portfolio company of the Hopkins Capital Group.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations,

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute "forward-looking statements." Such statements include, but are not limited to, statements about Revimmune™, SinuNase™, BiovaxID®, AutovaxID™, SinuTest™, AllerNase™ and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, expectations and intentions, and other statements identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends,"

"plans," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.